Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

FAIR ISAAC CORPORATION

FAIR ISAAC CORPORATION, a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation (the “Board”), resolutions were duly adopted setting forth proposed amendments of the Restated Certificate of Incorporation of the Corporation (the “Certificate”), declaring said amendments to be desirable and in the best interests of the Corporation and directing that the amendments be submitted to the Corporation’s stockholders for their consideration and approval at the 2026 Annual Meeting of Stockholders of the Corporation, with a recommendation from the Board that the stockholders vote for the approval of each of the amendments to the Certificate. The resolution setting forth the proposed amendments is as follows:

RESOLVED, that the Board deems it desirable and in the best interests of the Corporation to approve, and hereby approves, subject to stockholder approval, the following amendments to the Certificate:

(i)	the removal in its entirety of Section 6(d) of the Certificate, which reads:

“(d) In addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article.”

(the “Supermajority Amendment”); and

(ii)	the addition of a new Article 8 to the Certificate, to read in its entirety as follows:

“8. An officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, except for liability (i) for any breach of the officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit, or (iv) in any action by or in the right of the corporation.”

(the “Officer Exculpation Amendment”).

SECOND: That thereafter, pursuant to the resolutions of its Board, the 2026 Annual Meeting of Stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law (the “DGCL”), at which meeting the number of shares required by statute for adoption of the amendments were voted in favor of the amendments.

THIRD: That the foregoing amendments were duly adopted in accordance with Section 242 of the DGCL.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 4th day of March, 2026.

FAIR ISAAC CORPORATION

By	/s/ Carrie H. Darling
Name: Carrie H. Darling
Title: Vice President, Deputy General Counsel and Assistant Secretary